Exhibit 4.9

SuRo Capital Corp. Amended and Restated 2019 Equity Incentive Plan

SURO CAPITAL CORP. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES. THANK YOU.

Form of

SuRo Capital Corp.

Restricted Stock Award

This Restricted Stock Agreement (this “Agreement”) between SuRo Capital Corp., a Maryland corporation (the “Company”), and  _____________ (the “Grantee”), regarding an award (“Award”) of  ________  shares of Common Stock, as defined in the SuRo Capital Corp. Amended and Restated 2019 Equity Incentive Plan (the “Plan”), with such Award being granted to the Grantee on ______ (the “Award Date”) and such shares being referred to as the “Restricted Stock”. The number of shares of Restricted Stock granted to the Grantee under this Award shall be subject to adjustment as provided in the Plan and subject to the terms and conditions set forth in this Agreement.

1.	Vesting of Restricted Stock.

(a)       The restrictions on the shares of Restricted Stock subject to this Award shall lapse and such shares shall vest in _____  equal installments on  _______  (each a “Vesting Date”), provided that the Grantee has been in continuous employment or service (as applicable) from the Award Date through the respective Vesting Date, provided, further that if an Award anniversary falls on a day that is not a business day, the Vesting Date shall be the next following business day.  Notwithstanding the foregoing, pursuant to the terms of the Plan, the Board or its Committee may, in its sole discretion, accelerate the time at which the shares of Restricted Stock subject to this Award shall vest.

(b)       Except as specifically provided herein, upon the Grantee’s termination of employment or service (as applicable) all unvested shares of Restricted Stock as of the termination date shall be forfeited.

2.	Escrow of Shares.

(a)       During the period of time between the Award Date and the earlier of the date the Restricted Stock vests or is forfeited (the “Restriction Period”), the Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company or in a book-entry account with the Company’s transfer agent, and the Grantee agrees, upon the Company’s written request, to provide a stock power endorsed by the Grantee in blank.  Any certificate or book-entry account shall bear a legend or notation as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement.  Upon termination of the Restriction Period, if the shares of Restricted Stock are held in certificated form, a certificate representing such shares without any legend referring to the terms, conditions and restrictions described in this Agreement shall be delivered to the Grantee, and if the shares of Restricted Stock are held in book-entry form, the Company shall instruct the transfer agent to remove any notation referring to the terms, conditions and restrictions described in this Agreement, in each case, as promptly as is reasonably practicable following such termination. Fractional shares will not be issued and shares issued will be rounded up to the nearest whole share.

(b)       Certificates or book-entry account representing the Shares issued pursuant to the Award will bear all legends or notations required by law or determined by the Company or its counsel as necessary or advisable to effectuate the provisions of the Plan and this Award.  The Company may place a “stop transfer” order against the Shares issued pursuant to this Award until all restrictions and conditions set forth in the Plan and this Agreement and in the legends or notations referred to in this Agreement have been complied with.

3.     Code Section 83(b) Election. The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b).  Grantee acknowledges that such election must be filed with the Internal Revenue Service within 30 days of the grant of the Award for which such election is made. Grantee is solely responsible for making such election.

4.     Dividends and Voting Rights. During the Restricted Period, the Grantee shall have the right to vote or execute proxies with respect to the shares of Restricted Stock subject to this Award and to receive any cash or stock dividends paid or distributed with respect thereto, unless and until the Restricted Stock is forfeited.  Cash or stock dividends paid or distributed with respect to outstanding Restricted Stock shall be fully vested and nonforfeitable upon receipt.  Notwithstanding the foregoing, in the case of a stock split affected by the Company by means of a stock dividend or any stock dividends affected as part of a recapitalization of the Company or similar event, any stock dividends distributed with respect to the underlying Restricted Stock shall be subject to the same restrictions provided for herein with respect to such Restricted Stock, and the dividend shares so paid or distributed shall be deemed Restricted Stock subject to all terms and conditions herein, provided that the vesting schedule with respect thereto shall be equal installments over the remaining number of installments applicable to the Restricted Stock with respect to which such shares are paid or distributed.

5	.	Conditions and Limitations.

(a) The Restricted Stock shall not be transferable other than by will or by the laws of descent and distribution provided, however, that the Restricted Stock may be transferred pursuant to a qualified domestic relations order (as defined in Rule 16b-3 under the Securities Exchange Act of 1934). Notwithstanding the foregoing, however, if the Grantee is determined to be mentally incompetent and a guardian or conservator (or other similar person) is appointed by a court of competent jurisdiction to manage the Grantee’s affairs, the guardian or conservator (or other similar person) may hold the Restricted Shares on behalf of the Grantee.

(b) The Restricted Stock covered by this Award is subject to the terms, conditions and definitions of the Plan. To the extent that the terms, conditions and definitions of this Award are inconsistent with those of the Plan, those of the Plan shall govern. All decisions under, and interpretations of, such provisions of the Plan by the Board or the Committee, as defined in the Plan, shall be final, binding and conclusive upon the Grantee and his or her heirs. On and after the commencement of the Committee’s duties under the Plan, all references to the Board in this Award shall mean and relate to such Committee.

(c) The Company is not obligated to deliver any shares of Common Stock pursuant to the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding shares are, at the time of delivery, listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.

6.     Withholding Taxes. The Company’s obligation to deliver Shares upon the conditions of this Award having been satisfied shall be subject to the Grantee’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Grantee may satisfy such obligation(s), in whole or in part, by (a) delivering to the Company a check for the amount required to be withheld or (b) if permitted under the 1940 Act and as the Committee in its sole discretion approves in any specific or general case, having the Company withhold Shares or delivering to the Company already-owned shares of Common Stock, in either case having a fair market value equal to the amount required to be withheld, as determined by the Committee.

7.      Notices. All notices or demands given to the Company pursuant to this Award and the Plan shall be in writing and shall be deemed to have been sufficiently given if delivered by hand or sent by certified or registered mail, postage prepaid, addressed to SuRo Capital Corp., Attn: Chief Financial Officer at the principal office of the Company.

8.      No Employment Commitment; Tax Treatment; Status as Stockholder. Nothing herein contained shall be deemed to be or constitute an agreement or commitment by the Company, its parent, or any subsidiary to continue the Grantee in its employ. The Company makes no representation about the tax treatment to the Grantee with respect to receipt or vesting of the Restricted Stock or acquiring, holding or disposing of the Shares. The Grantee shall have no rights as a stockholder with respect to the Shares subject to the Award until the lapse of restrictions provided for herein.

[Signature Page Follows]

IN WITNESS WHEREOF the Company has caused this Award to be executed under the corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

SURO CAPITAL CORP.

By:
Name:
Title:
Acknowledged and Agreed

Grantee